Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) confirms the terms of the separation of Neil Watanabe (“you” or “your”) employment with Loop Media, Inc. (the “Company”), including the payments described below in section 5 that you will receive if you (a) sign and return this Agreement to the Company by 45 days of receipt (the “Return Date”), (b) do not revoke this Agreement during the 7-day revocation period explained in section 7 below, and (c) comply with the other terms of this Agreement, and if the Agreement is also signed by the Company.

By signing and delivering this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in section 6. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement.

You may not sign this Agreement earlier than after the last day of your employment with the Company.

If you choose not to sign and return this Agreement by the Return Date or if you revoke your acceptance of this Agreement, you will not receive the payments described in section 5.

1. Last Day of Employment. You acknowledge and agree that you received at least 60 days prior written notice from Company of the termination of your term of employment and employment with Company and the last day of your employment with the Company is September 30, 2024 (“Separation Date”).

2. You agree that, after your last day of employment with the Company, you will no longer hold yourself out as an employee of the Company. You further agree that you will update any and all contact information, including information on all social media websites and professional networking sites (e.g., LinkedIn) within five (5) days after your last date of employment with Company so that you are no longer identified as an employee of Company. You acknowledge and agree that failure to update any and all such information will be grounds for the Company to withhold any and all consideration, including any severance payment stated in Section 5, otherwise due pursuant to this Agreement until such time as you fully comply with the requirements of this Section 2.

3. Final Pay. You received your final paycheck on the Separation Date. Your final paycheck included payment for all salary/wages that you earned through and including your Separation Date, less applicable withholdings and deductions. You received all your compensation/salary/wages/bonuses earned throughout your employment with the exception of the 2022 bonus (the “2022 Bonus”) for which the payment is separately identified in this Agreement, including your final paycheck, unconditionally, without regard to whether you entered into this Agreement. You acknowledge and agree that you have timely received and been fully paid all earned compensation, bonuses, and benefits earned by you throughout your employment, and no other renumeration, compensation, or bonuses are earned by you, or are owed or are payable to you.

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4. Employee Benefits. Your eligibility and active participation in the Company’s group health insurance plan(s) will end on September 30, 2024. Coverage under any other group benefit plans or programs in which you participated, if any, will end on the Separation Date. Regardless of whether you enter into this Agreement, you may have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA or state law equivalent. To continue health insurance coverage under COBRA, you must pay the full premium cost plus the administrative fee. You will receive COBRA notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also would receive information about the option to convert this coverage to an individual policy.

5. Consideration. If you choose to sign and return this Agreement within the required time, you do not timely revoke this Agreement (as provided under section 7), and you abide by the other terms of this Agreement, the Company agrees to provide you with (i) a payment of one hundred ninety-eight thousand dollars ($198,000), which represents the balance of the 2022 Bonus owed to you which will be paid in a lump sum basis on September 30, 2025; (ii) a payment of one hundred seventy-five thousand dollars ($175,000), equal to six (6) months of your base salary, to be paid out through payroll in the normal bi-monthly cycle over the next twelve (12) months beginning October 1, 2024, less applicable withholdings and deductions; (iii) a monthly payment of two thousand two hundred dollars ($2,200) for twelve (12) months beginning October 1, 2024, for health care reimbursement, to be submitted through an expense reimbursement request each month and processed for payment through the Company’s accounts payable department; (iv) accelerate the vesting of all the Stock Options (as defined below) and restricted stock units (“RSUs”) granted to you pursuant to the terms of the Company’s Amended and Restated 2020 Equity Incentive Compensation Plan, such that all existing Stock Options and RSUs will become fully vested upon the Return Date, to include: (a) the stock option granted under that certain Stock Option Agreement with a Grant Date of October 4, 2021 (the “2021 Option”); (b) the stock option granted under that certain Stock Option Agreement with a Grant Date of September 22, 2022 (the “2022 Grant”); (c) the option granted under that certain Stock Option Agreement with a Grant Date of January 3, 2023 (the “2023 Option” and together with the 2021 Grant and the 2022 Grant, the “Stock Options”); (d) the RSUs granted under that certain RSU Agreement with a Grant Date of September 22, 2022; and (e) the RSUs granted under that certain RSU Agreement with a Grant Date of March 15, 2024; and (v) extend the time period for exercise of your Stock Options through September 30, 2026 (the “Extended Exercise Period”) (items (i), (ii), (iii), (iv) and (v) together referred to herein as the “Severance Payment”). With respect to items (iv) and (v), your Stock Options will be eligible for any repricing, exchange or modifications under the same terms and conditions that are extended and offered to other senior executive officers of the Company through the Extended Exercise Period. You acknowledge that you are not otherwise entitled to the Severance Payment or the special payment under any severance policy, plan, program, agreement, or otherwise, or any repricing, exchange or modification of your Stock Options, and that the Company would not agree to provide you with the Severance Payment without your general release of claims and other promises in this Agreement. You also agree that the Severance Payment constitutes good and valuable consideration for your general release of claims and other promises in this Agreement.

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6. General Release of Claims. In exchange for the Severance Payment described in section 5 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement. This general release of claims includes, without limitation, any and all claims:

●	of discrimination, harassment, retaliation, or wrongful termination.

●	for breach of contract, whether oral, written, express or implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

●	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Family First Coronavirus Response Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Civil Rights Law, the New York Labor Law, New York paid family leave law, the New York False Claims Act, any New York wage and hour laws, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California False Claims Act, the California Family Rights Act, the California Labor Code, any California Industrial Welfare Commission Wage Order, any California wage and hour law, California Government Code, California Business and Professions Code, and California WARN, in each case, as such laws have been or may be amended;

●	for wages, vacation, sick leave, business expense reimbursements, and employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

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●	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options or incentive units.

●	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook.

●	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

●	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign and return this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibit the release of unknown claims. You expressly acknowledge that you do not as of the date of execution of this Agreement have any known or suspected claim(s) against any of the Released Parties the factual foundation for which involve(s) unlawful discrimination or harassment.

Further Release By You Of the Released Parties. You expressly acknowledge that, in further consideration of the severance payment and opportunity to receive the special payment set forth above, you waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other law or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Released Parties. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.” Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, you expressly acknowledge and agree that this Agreement releases all Claims existing or arising prior to your execution of this Agreement which you have or suspect you may have against the Released Parties whether such claims are known or unknown and suspected or unsuspected by you and you forever waive all inquiries and investigations into any and all such claims. You understand and acknowledge that the significance and consequence of this waiver of Civil Code §1542, is that even if you should suffer additional injuries or damages arising out of the released Claims, you will not be permitted to make any claim for those injuries or damages.

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This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign and return this Agreement; any claim for workers’ compensation benefits ; claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in section 14 below.

7. Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in section 6 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign and return this Agreement. Attached to this Agreement as Attachment A is a Notice Regarding the Scope of the Program to Provide Severance Pay to Certain Employees, which contains information regarding eligibility factors for the severance program, the time limits of the program, the group of employees eligible for the severance program, the job titles and ages of employees eligible or selected for the severance program, and the job titles and ages of individuals in the same organizational unit who are not eligible or selected for the severance program. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

●	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement.

●	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement.

●	you should fully consider this Agreement before signing it, including the schedule attached to this Agreement.

●	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

●	you have forty-five (45) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement.

●	any changes, whether material or immaterial, made to this Agreement after it was first presented to you shall not restart the running of the 45-day consideration period, but you will have no less than 5 business days to consider and consult with an attorney of your choice before you sign the Agreement;

●	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the severance payments described in section 5 above, will automatically terminate.

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●	at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to Sonya Mendoza, Director, Human Resources at sonya@loop.tv, within the 7-day revocation period.

●	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;

●	if you exercise your right to revoke, this Agreement will not be enforceable; and

●	if you do not revoke your acceptance of this Agreement, the eighth day following the date that you sign this Agreement will be the effective date of this Agreement (the “Effective Date”).

8. No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

9. Covenant not to Sue. Except as provided in section 14 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

10. Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in section 14 below.

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11. Confidentiality of this Agreement; Non-Disparagement. You agree that you will not disclose to others the existence or terms of this Agreement or the parties’ discussions pertaining to the Agreement or its terms, except to your immediate family, attorneys and bona fide financial advisors and then only after securing the agreement of such individual(s) to maintain the confidentiality of this Agreement. You also agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in section 14 or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. Nothing in this Agreement prevents you from discussing information about unlawful acts in the workplace, including harassment or discrimination, or any other condition that you have reason to believe us unlawful. To the extent required by law, nothing in this section is intended to, and shall not, restrict or limit you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

12. Non-Disclosure/Affirmation of Continuing Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company that you acquired during the course of your employment (such as non-public information about the Company’s clients, business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under section 14. Confidential information includes all trade secrets, client lists and information related to client files, know-how, show-how, technical, operating, financial, and other business information and materials. You also acknowledge and reaffirm, and agree to comply with, your obligations under any other agreement relating to intellectual property or confidential information that you previously executed for the benefit of the Company, including the “Loop Media, Inc. Restrictive Covenants Agreement” and “Loop Media, Inc. Statement of Company Policy on Insider Trading and Policy Regarding Special Trading Procedures,” which agreement, if any, also remains in full force and effect. Nothing in this Agreement prevents you from discussing information about unlawful acts in the workplace, including harassment or discrimination, or any other condition that you have reason to believe us unlawful.

13. Return of Company Documents and Other Property. You confirm that upon conclusion of your consultancy agreement with the Company, you will return to the Company any and all Company documents, materials, communications (including emails and messages), recordings (whether audio or visual) and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that upon conclusion of your consultancy agreement you will not retain copies of any Company documents, materials, communications, recordings or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

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14. Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) your protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, initiate, testify, assist, comply with a subpoena from, or participate in any manner in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), or California Civil Rights Department (“CRD”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws; provided, however, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC, CRD or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement; or

(b) your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c) your protected right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled; or

(d) your right, to the extent it is afforded by law, to enforce, exercise, or participate in protected rights or activities, including concerted activity, under Section 7 of the federal National Labor Relations Act, or to cooperate with the investigation process of the National Labor Relations Board; or

(e) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims.

15. No Other Pay or Benefits. You acknowledge and agree that upon payment of the amounts described herein, you will have been fully and timely paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for the Company’s obligation to provide the Severance Payment specifically provided in section 5, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise.

16. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

17. Miscellaneous.

(a) This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under any employee agreement(s) relating to intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company, including the “Loop Media, Inc. Restrictive Covenants Agreement” and “Loop Media, Inc. Statement of Company Policy on Insider Trading and Policy Regarding Special Trading Procedures” remain in full force and effect. Notwithstanding the foregoing, your obligation under the “Loop Media, Inc. Restrictive Covenants Agreement” which prohibits your solicitation, recruitment, attempt to solicit or recruit, or raid employees, or induce the termination of employment of Company employees shall not apply after your employment with the Company ceases, but only to the extent such action by you or in conjunction with other persons or entities, directly or indirectly, does not otherwise violate your continuing obligations or restrictions regarding Company property, intellectual property, or confidential information. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

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(b) This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c) If the Company defaults on any terms and conditions of payment under this agreement and fails to cure such default after 5 days’ notice, the entire cash payment amounts including RSU’s will accelerate and be immediately due. All costs for collections, legal and interest that are required by Executive to enforce this default provision are agreed to be reimbursed and paid by the Company to the Executive.

(d) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(e) The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(f) The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(g) Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(h) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

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(i) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The parties agree that this Agreement may be signed electronically by any electronic signature method complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) and may be delivered electronically, with any counterpart or copy of a counterpart so signed or delivered in this manner deemed valid and effective for all purposes. This Agreement, or a signature page thereto intended to be attached to a copy of this Agreement, signed and transmitted by facsimile machine, telecopier or other electronic means (including via transmittal of a “pdf” file) shall be deemed and treated as an original document. The signature of any person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile, telecopy or other electronic document is to be re-executed in original form by the persons who executed the facsimile, telecopy of other electronic document. No party hereto may raise the use of a facsimile machine, telecopier or other electronic means or the fact that any signature was transmitted through the use of a facsimile machine, telecopier or other electronic means as a defense to the enforcement of this Agreement.

18. Opportunity to Review. You represent and warrant that you:

●	have had sufficient opportunity to consider this Agreement;

●	have carefully read this Agreement and understand all of its terms;

●	are not incompetent and have not had a guardian, conservator or trustee appointed for you;

●	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

●	understand that you are responsible for your own attorneys’ fees and costs;

●	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

●	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;

●	you were given forty-five (45) days to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and

●	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

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If you wish to accept this Agreement, please sign, date and return it to the Company no later than 45 days after receipt.

Agreed to and accepted on	10/04/2024.

Witness:

/s/ Neil Watanbe
Neil Watanabe 114 Vela Ct. Trabuco Canyon, California 92679

Agreed to and accepted on	10/04/2024.

LOOP MEDIA, INC.

By:	/s/ Justis Kao
Name:	Justis Kao
Title:	Chief Executive Officer

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